                                                                    EXHIBIT 10.2
                        AGREEMENT FOR SALE AND PURCHASE
                              OF CORPORATE STOCK
                              ------------------


     THIS AGREEMENT is made on the 17th day of June, 1997, between WILLIAM J. BLACKWELL and BRENDA M. BLACKWELL ("Sellers") and MASTER GRAPHICS, INC. ("Buyer").

     (S)1.     PURCHASE OF STOCK:  Sellers agree to sell, assign, transfer and
               ------------------
convey to Buyer, and Buyer agrees to purchase from Sellers, all of Sellers' 4,400 shares of common stock of Blackwell Lithographers, Inc. ("Blackwell"), which constitutes all of the issued and outstanding stock of Blackwell.

     (S) 2.    PURCHASE PRICE:  The Purchase Price to be paid by Buyer to
               ---------------
Sellers for said capital stock of Blackwell shall be Four Million Dollars ($4.000,000.00).

     (S) 3.    CLOSING:
               -------

     (a) The Closing Date shall be June 18, 1997 or such earlier or later date as may be mutually agreed upon by the parties.

     (b) In the event Buyer fails to close or before June 20, 1997, this Agreement and all of Sellers' obligations hereunder shall become voidable at Sellers' option. It is agreed that the closing date may be extended but any such extensions shall be in writing and signed by Buyer and Sellers.

     (c) If the transaction described in this Agreement does not close on the aforementioned date or at the end of any extension period, except for reason of Sellers' refusal to close or their failure to comply with the terms hereof, Buyer shall, by no later than June 30, 1997, reimburse Sellers for all costs and expenses incurred by them incident to this transaction.

     (S) 4.    DELIVERY OF STOCK AND PAYMENT OF PURCHASE PRICE:
               -----------------------------------------------

     (a) The delivery to Buyer of certificates for the shares of capital stock sold hereunder by Sellers, and the payment of the initial installment of the Purchase Price therefor by Buyer to Sellers, shall take place on the Closing Date at the office of Black Bobango & Morgan, 530 Oak Court Dr., Ste. 345 Memphis, Tennessee, 38117.

     (b) On the Closing Date, Sellers shall deliver to Buyer the certificates evidencing the 4,400 shares of capital stock of Blackwell agreed to be sold hereunder, duly endorsed for transfer, and Buyer shall pay Sellers the sum of Three Million Dollars ($3,000,000.00), by certified check, representing the initial installment of the Purchase Price to be paid for said shares by Buyer. The balance of the Purchase Price shall be payable by the execution and delivery to Seller of a seven-year promissory note of Buyer in the amount of One Million Dollars ($1,000,000.00) bearing interest thereon at the rate of 12% per annum from the Closing Date until the principal sum and all accrued interest thereon have been paid in full, said promissory note to be in the form as shown in Exhibit "A" hereto. Interest on the said promissory note shall be paid quarterly. The payment of the promissory note and interest thereon shall be guaranteed by Buyer and by John P Miller, personally. In the event Buyer wishes to repay this promissory note without Sellers' consent, Buyer and Guarantor shall pay to Sellers a prepayment fee of Two Hundred Thousand Dollars ($200,000.00), in addition to the principal and interest due and payable on the promissory note.

     (c) In the event that Buyer shall cause to be made a public offering of its stock (the "IPO") or in the event Buyer merges with or is acquired by a publicly held company, Sellers shall have the following rights:

               (i) In the event there is an IPO, Sellers shall have options to acquire those numbers of shares in the IPO that aggregate $1 million, such number of shares to be determined as follows:

                                                             number of shares
               $1 million / initial IPO price per share =    Sellers shall have
                                                             option to purchase

               (ii) In the event of an acquisition or merger, Sellers shall have the option to acquire those numbers of shares in the Company merging with or acquiring Buyer as would equal $1 million in value, such number of shares to be determined as follows:

                                      price per share of
               $1 million divide by   Company merging        number of shares
                                      with or acquiriing     Sellers shall have
                                      Buyer               =  to purchase

Such stock options shall expire ten (10) years from the date of Sellers acquisition of them.

     (d) Buyer shall assume all liabilities of Blackwell except off balance sheet contingencies or obligations and Buyer and John P. Miller will use their best efforts to have Sellers released from any and all personal guaranties of any Blackwell indebtedness.

     (S) 5.  REDUCTION IN PURCHASE PRICE: If at the time of closing, the net
             ---------------------------
equity of the Company is less than One Million Nine Hundred Fifty-Eight Thousand Six Hundred Sixty-Three Dollars ($1,958,663.00) as determined by an accountant chosen by Buyer working in concert with the Blackwell's accountant, the total Purchase Price may be reduced by the amount of the shortfall, but only if Buyer's accountant and Blackwell's accountant are in agreement. If Buyer and Sellers disagree as to the Company's net equity at the time of closing, they shall agree on an accounting firm that shall be authorized to make a determination of Blackwell's net equity. The parties agree to be bound by the determination so made. In recognition that accounts receivable constitute a significant portion of Blackwell's net equity, Sellers represent that historically only a very small percentage of Blackwell's accounts receivable are uncollectible and that such amount will not exceed $50,000.

     (S) 6.  WARRANTIES AND REPRESENTATIONS OF SELLERS:
             -----------------------------------------

     Sellers, jointly and severally, warrant and represent to Buyer as follows:

     (a) Sellers each have full, complete and absolute title to the following number of share of capital stock of Blackwell:

               NAME                          NUMBER OF SHARES
               ----                          ----------------
        William J. Blackwell                      2,640

        Brenda M. Blackwell                       1,760

     (b) The title of each of Sellers to said shares is free and clear of any lien, charge or encumbrance, and said shares aggregating 4,400 shares constitute all of the outstanding capital stock of Blackwell and, by sale of said shares of stock hereunder, Buyer will receive good and absolute title thereto free of any liens, charges or encumbrances;

     (c) Blackwell is a corporation duly organized and existing under and by virtue of the laws of the State of Mississippi, and is in good standing with the Mississippi Secretary of State;

     (d) The outstanding shares of capital stock of Blackwell have been duly issued and said shares are valid, fully paid and non-assessable, and no assessment is outstanding against the same or any part thereof;

     (e) If requested by Buyer, prior to the closing of this transaction, Sellers will deliver to Buyer an opinion of Rimmer, Rawlings, MacInnis & Hedglin, P.A., Sellers' counsel, addressed to Buyer, stating (i) that the 4,400 shares of the capital stock of Blackwell now issued and outstanding have been lawfully issued under the laws of the State of Mississippi and are valid; (ii) that all stock transfer restrictions affecting the transfer of said shares of capital stock to Buyer hereunder have been complied with or effectively waived;
(iii) that upon the closing hereunder, Buyer will have full and absolute title to said shares free and clear of all liens, charges or encumbrances; and (iv) that Sellers have full power and authority to execute this agreement and perform and implement the terms hereof.

     (f)     The present Directors and Officers of Blackwell are the following:

     Directors:          William J. Blackwell

                         Brenda M. Blackwell

     Officers:           William J. Blackwell, President

                         Brenda M. Blackwell, Vice President/Secretary

The written resignations of said Officers and Directors shall be tendered to Buyer concurrently with the delivery of the certificates representing the capital stock sold hereunder;

     (g)     Attached hereto and marked Exhibit "B" is a document styled:

                         BLACKWELL LITHOGRAPHERS, INC.
                Financial Statements and Additional Information
                         Year Ended December 31, 1996

which contains the following Financial Statements of Blackwell:

             (i)     Balance Sheet;
             (ii)    Statement of Income;
             (iii)   Statement of Retained Earnings;
             (iv)    Statement of Cash Flows;
             (v)     Notes to Financial Statements;

and, have been prepared in accordance with generally accepted accounting principles, consistently applied. Blackwell has no material liabilities as of the date of this Agreement, whether absolute, contingent or otherwise, except those disclosed on the Financial Statements other than trade credit or debt otherwise incurred in the normal course of business. Said Financial Statements truly, correctly and completely set forth the financial condition of Blackwell as of December 31, 1996. Title to all assets referred to and shown on the balance sheet are vested in Blackwell as of said date;

     (h) Between the date of this agreement and the Closing Date, Blackwell and Sellers will not:

             (i) Sell, assign or otherwise transfer any Blackwell property or assets material to the operation of Blackwell's business other than in the ordinary and usual course of its business as heretofore conducted, except as to any such items that shall have become no longer useful or otherwise rendered of no further use to Blackwell. Sellers shall use their best efforts to prevent Blackwell from suffering any adverse change in assets, liabilities, or financial condition or to suffer any damage, destruction, or loss (whether or not covered by insurance) that materially and adversely affects Blackwell's business or properties;

             (ii) Create, participate in, or agree to the creation of any liens or encumbrances on Blackwell's property, save and except liens for current taxes and liens created in the ordinary and usual course of its business as heretofore conducted;

             (iii) Enter into any leases, contracts, or agreements of any kind or character or incur any liabilities, save and except those to which it is presently committed and which are disclosed herein or in the exhibits hereto and purchase orders placed for raw materials and supplies and agreements to sell products to customers arising in the ordinary and usual course of business as heretofore conducted;

             (iv) Make any payments or distributions to any of its officers, stockholders or employees, save and except wages and salaries paid to employees in the ordinary and usual course of Blackwell's business as heretofore conducted; and, such additional sums as are necessary to pay the income taxes at the highest taxable rate with respect to 1997 S Corp. income reportable by Sellers;

             (v) Amend or repeal its Articles of Incorporation or By Laws or issue any shares of capital stock in addition to and other than the shares heretofore issued or reissue any treasury stock;

     (i) Sellers shall instruct Blackwell's accountants and legal counsel to cooperate and assist Buyer in its due diligence efforts and activities incident to this transaction;

     (j) Attached hereto, as Exhibit "C", is a schedule of all notes and accounts payable, accrued taxes and other liabilities of Blackwell as reflected by the balance sheet;

     (k) Attached hereto, as Exhibit "D", is a list of the furniture, fixtures and equipment owned by Blackwell and located on its premises at 120 Lake Drive, Richland, Mississippi, 39218, said furniture, fixtures and equipment being free from any liens, claims or encumbrances except as otherwise disclosed pursuant to this agreement and the exhibits hereto;

     (l) Attached hereto, as Exhibit "E", is a list of the insurance policies presently in effect with respect to the corporate property and business of Blackwell, and Sellers shall maintain such policies in full force and effect through the Closing Date;

     (m) There are no actions, suits, or proceedings pending or, to Sellers' knowledge, threatened against Blackwell or affecting Blackwell before any Court, administrative agency or arbitrator. Blackwell is not subject to any order, injunction, decree or decision of any Court, administrative agency or arbitrator. No party has made a claim against Blackwell that might result in litigation and Blackwell and Sellers represent that they have no knowledge of any basis for such claim.

     (n) All required federal, state and local tax returns of Blackwell have been duly and timely filed, and all federal. state and local taxes required to be paid with respect to the periods covered by such returns have been timely paid. Blackwell is not delinquent in the payment of any tax, assessment or governmental charge. No tax deficiency is proposed or assessed against Blackwell and Blackwell has not executed any waiver of any statute of limitations on the assessment or collection of any tax.

     (o) The corporation is not in violation of any federal, state, or municipal law, statute, regulation, orders, judgments or decrees applicable to Blackwell or shareholders in the operation of the business. Neither the Sellers nor Blackwell have received any notice of any asserted present or past failure by Blackwell to comply with such laws, statutes, ordinances, regulations, judgments or decrees.

     (p) None of the products manufactured and sold by Blackwell infringe upon any patents, patented formulas or private trademarks, trade secrets or copyrights nor has Blackwell, in the past, manufactured or sold any products which infringe upon any such patents, trademarks, trade secrets or copyrights.

     (q) Sellers shall continue to conduct Blackwell's business in substantially the same manner as Sellers have previously conducted it and will not introduce or undertake any material new method of management, operation or accounting;

     (r) Sellers shall maintain Blackwell's properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

     (s) Sellers shall perform all of Blackwell's duties, obligations and undertakings pursuant to contracts and agreements relating to or affecting Blackwell's assets, properties, rights and business.

     (t) To the best of Sellers' knowledge, information and belief Blackwell is currently, and at all times has been, in full compliance with, and has not been, and is not, in violation or liable under any Environmental Law (as defined below) except for such failure to comply or violation which would not have a material adverse effect. Blackwell has not disposed of or released any hazardous substances on any portion of its Real Property. Blackwell has possessed and currently possesses all permits, licenses and other necessary governmental authorizations required under applicable Environmental Laws to operate its business and Blackwell is in compliance with the terms and conditions thereof. To the best of Sellers' knowledge, information and belief all property previously and currently owned, leased or subleased by Blackwell (the "Real Property") and the use and operation thereof have been and are currently in compliance with all applicable laws, ordinances, rates and regulations, relating to public health and safety and protection of the environment, including those statutes, regulations and ordinances identified in the definition of Hazardous Materials (as defined below) all as now and hereafter amended (collectively "Environmental Laws"). Blackwell has not stored any Hazardous Materials (as defined below) on any of the Real Property or any property in which Blackwell has had an interest, except in compliance with applicable Environmental Laws. There have been no actions, activities, circumstances, conditions, events or incidents including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials that could form the basis of any environmental claim against Blackwell which would have a material adverse effect, and neither Blackwell nor Sellers know of any such actions, activities, circumstances, conditions, events or incidents.

     There are no pending or threatened requests for information, claims, actions or proceedings from or by any governmental agency or any other person or entity regarding the condition or use of the Real Property or the release, use, refinement, generation, discharge, manufacture, treatment, transportation or disposal of Hazardous Materials on, in, under (including the underlying groundwater) or from the Real Property, or regarding any Environmental Laws, or to liens or governmental actions, notices or violations, notices of non-compliance or other proceedings of any kind with respect to the Real Property. Sellers shall immediately notify Buyer and provide copies upon receipt of all oral or written complaints, claims, citations, inquiries, reports or notices relating to the condition of the Real Property or compliance with Environmental Laws received after the date hereof.

     For purposes of this Agreement, "Hazardous Materials" means

             (i) "Hazardous Substances" or "Toxic Substances" as those terms are defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601, et seq.;

             (ii) "Hazardous Waste" as that term is defined by the Resource Conservation and Recovery Act, 42 U.S.C. 6902, et seq.;

             (iii) Any pollutant or contaminate or hazardous, dangerous or toxic chemicals, waste, materials or substances within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement relating to or imposing standards or conduct concerning any hazardous, toxic or dangerous waste substances or material;

             (iv) Crude oil, petroleum products, by-products, or other hydrocarbon substances;

             (v) Any radioactive material, including any source, special nuclear or by-product material as defined by 42 U.S.C. 211, et seq., as amended;

             (vi)   Asbestos in any form or condition;

             (vii) Polychlorinated biphenyls ("PCBs") or substances or compounds containing PCBs; and

             (viii) Medical or infectious waste.

     (u) Company has good and marketable title, free and clear of all liens, and charges and encumbrances, to all assets listed on the balance sheet dated December 31, 1996, or property acquired thereafter, and all personal property located on Company's business premises on December 31, 1996, except for assets subsequently sold thereafter in the ordinary course of business.

     (v) Sellers have furnished Buyer such copies of the Articles of Incorporation and Bylaws and Minutes of Blackwell. Such copies are true, correct and complete copies of such corporate documents, with all amendments.

     (w) Neither the execution of this Agreement nor the fulfillment of the terms of this Agreement will result in a breach of the terms, provisions or conditions of this Agreement. Neither the execution of this Agreement nor the fulfillment of the terms of this Agreement will invalidate or constitute a default under this Agreement, or give any other person any rights of acceleration, cancellation, termination, or any other rights not existing under Blackwell's Articles of Incorporation or Bylaws, or any contract, mortgage, indenture, agreement, order, decree, rule or regulation of any court or of any federal, state or local regulatory or administrative body, to which the Company is a party or subject, or which Blackwell is bound other than with respect to composite Exhibit F. Neither the execution of this Agreement nor the fulfillment of the terms of the Agreement will result in the creation of any lien, charge, or encumbrance on any of the Stock or on any property or assets of Blackwell.

     (x) Sellers do not own or have a material beneficial interest, and have not owned or had a beneficial interest within the past three years, directly or indirectly, in any corporation, firm, association, partnership, or a proprietorship that (1) is similar to or competitor of Blackwell (2) is a customer or supplier of Blackwell, or (3) has any existing contractual relationship with Blackwell, except as to Blackwell Computer Graphics, Inc, which shall be dissolved concurrent with the closing of this transaction.

     (y) Attached hereto as Exhibit G is a list of all employees of Blackwell and their current rates of compensation. Blackwell is not a party to any union contract or any other agreement providing employee benefits except Blackwell does provide its employees with a health and dental insurance plan and profit sharing plan.

     (z) No person holds the power of attorney for Blackwell. Blackwell's bank accounts are with Bank of Mississippi, and the only persons authorized to draw on such accounts are Sellers.

     (aa) No license or permit is required to operate Blackwell's business, except a business license issued by the City of Richland, Mississippi. Such license is presently valid and affective, and in no danger of revocation or nonrenewal.

     (bb) To the best of Sellers' knowledge, information and belief, all information provided to Buyer by Sellers and Blackwell is in compliance with the provisions of this Agreement and is accurate and complete in all material respects. The information provided does not contain any untrue statement of material fact, and does not omit any facts in order to make such information misleading.

     (cc) There are no claims for brokerage commission, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers or Blackwell.

     (dd) There are no outstanding rights to purchase or convert any obligations of Blackwell to stock or securities of Blackwell, nor is Blackwell obligated to issue any stock, securities, options, warrants, or convert any obligations or other such rights.

     (ee) Blackwell has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now being conducted.

     (ff) Blackwell has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation or other entity other than Blackwell Computer Graphics, Inc.

     (S) 7.  WARRANTIES AND REPRESENTATIONS OF BUYER:
             ----------------------------------------

     Buyer warrants and represents to Sellers as follows:

     (a) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware;

     (b) Buyer has the power and authority to enter into this agreement and to perform its obligations hereunder;

     (c) The execution and delivery of this agreement and the consummation of the transaction contemplated have been duly authorized by Buyer's Board of Directors and no other corporate proceedings are necessary to authorize its officers to effectuate this agreement and the transaction contemplated hereby;

     (d) When executed by Buyer, this agreement constitutes a valid obligation binding on it and such execution and performance of this agreement does not violate, or result in a breach of, or constitute a default under, any judgment, order or decree to which it may be subject nor does such making or performance constitute a violation of or conflict with any provision of its Charter or By Laws;

     (e) That attached hereto as Exhibit H is the most current financial statement of John P. Miller which is warranted to be accurate and correct.

     (f) Buyer has not employed any broker, finder or agent, nor has it otherwise become in any way obligated for any broker's, finder's, agent's or similar fees with respect to the transaction contemplated by this agreement;

     (g) Buyer does not have any knowledge of any claim, litigation or threatened litigation or any other action which has been instituted or threatened affecting its ability to lawfully perform its obligations under this agreement;

     (h) At or prior to closing, Buyer will deliver to Sellers a letter from its legal counsel verifying that the foregoing matters are true, accurate and correct and that counsel is not aware of any legal impediment to the consummation of the transaction described in this agreement.

     (S) 8.  SELLERS' RIGHT TO TERMINATE:
             ----------------------------

     During the ten (10) day period following the execution of this agreement by all parties, Sellers shall have the right to terminate this agreement if, in their sole discretion, they determine that Master Graphics, Inc. and/or John P. Miller do not have sufficient resources to fully implement the terms, duties and obligations that this agreement imposes upon them.

     (S) 9.  CONFIDENTIALITY AGREEMENT: Both Buyer and Sellers recognize and
             --------------------------
acknowledge that they have and will have access to, or will be provided, certain confidential information of Blackwell, Master Graphics, Inc., John P. Miller and Sellers ("Confidential Information") and such Confidential Information is a valuable, special, and/or unique asset of Blackwell's business, Master Graphics, Inc.'s business, John P. Miller's personal business, and Sellers' personal business. The parties agree that they will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever unless duly authorized to do so in writing by the non-disclosing party. In the event a breach or threatened breach by a disclosing party, the non-disclosing party shall be entitled to an injunction prohibiting the disclosing party from disclosing, in whole or in part, such Confidential Information.

     (S) 10. INCORPORATION OF TERMS OF LETTER OF INTENT:
             -------------------------------------------

     Except to the extent that any of its terms and provisions would conflict or be inconsistent with the provisions hereof, the terms and provisions of the Letter of Intent dated February 14, 1997, between Sellers and Buyer are hereby adopted and ratified by Sellers and Buyer and made a part hereof. A copy of said Letter of Intent is attached hereto as Exhibit I.

     (S) 11. EMPLOYMENT AGREEMENT AND COVENANT NOT TO COMPETE: Following the
             ------------------------------------------------
closing of the transaction described herein, Sellers shall be employed by Blackwell or its equivalent or continuing counterpart in the following capacities:

     William J. Blackwell         Position: President
     Brenda M. Blackwell          Position: Vice President/Secretary

This employment agreement is for a 10-year period under the following terms and conditions:

     (a) Sellers will provide services to Blackwell of the same scope, kind and nature as the services they provided to it prior to the execution of this agreement;

     (b)     Sellers shall be paid the following annual salaries:

             William J. Blackwell:      $180,000.00
             Brenda M. Blackwell:       $130,000.00

subject to upward adjustments as shall be agreed upon, from time to time, by the Directors of Blackwell;

     (c) Sellers shall receive the same or equivalent benefits as they were receiving as of the Closing Date throughout such period of employment following the Closing Date, such benefits including but not limited to those items appearing on Exhibit J.

     (d) While so employed, Sellers will use their best efforts to maintain, preserve, promote and enhance Blackwell's business and to maintain its relationships with suppliers, customers and others having business relationships with Blackwell;

     (e) It is expressly agreed and understood by and between Sellers, Buyer and Blackwell that Sellers' employment, pursuant to this provision, is subject to termination by either Sellers or

Buyer at any time after two (2) years from the date of closing. However, the parties hereto covenant and agree that they will not exercise their respective rights of termination without giving at least six (6) months notice of such intent to the other parties hereto;

     (f) During the term of their employment with Buyer and for a 10-year period thereafter, Sellers shall not, directly or indirectly, compete with Buyer in any manner or capacity in any business activity in which Blackwell has engaged during the term of this agreement. The obligation of Sellers under this section shall likewise apply to any geographic region in which Blackwell has engaged in business during the term of this agreement or to which the Sellers had knowledge that Blackwell was in the process of expanding its business operations to include.

     (g) Sellers acknowledge that any breach or attempted breach by either of them of the provisions of this section will result in irreparable injury to Buyer for which it may not have an adequate remedy at law and that if they should breach, or attempt to breach, such provisions, Buyer shall be entitled to an injunction prohibiting any such breach, or attempted breach, or to otherwise compel compliance with the provisions hereof.

     For purposes of this section, a business shall be deemed "engaged in" or "carried on" by Sellers if engaged in or carried on by a partnership of which they may be a general or limited partner or by a corporation or association of which they may be stockholders or members;

     (h) In the event Buyer shall fail to meet any of its obligations under the promissory note as described in 4(b), for a period of thirty (30) consecutive months, notwithstanding any other provision hereof, Sellers shall have the right to immediately terminate their employment with Buyer or any successor corporation and the non-compete provisions hereof shall immediately become null and void.

     (S) 12. ENTIRE AGREEMENT: The parties understand agree and represent that
             -----------------
this agreement constitutes the entire agreement among the parties concerning the subject matter hereof, and that no amendment, modification, deletion or addition hereto shall be valid unless set out in writing and signed by all parties to this agreement. Buyer expressly acknowledges and agrees that Sellers' warranties and representations contained in this agreement constitute the only warranties and representations of Sellers relied upon by Buyer in completing in this transaction, and that Sellers have made no warranties or representations upon which Buyer relies except as are expressly set out in writing, signed by Sellers.

     (S) 13. CONDITIONS PRECEDENT TO CLOSING: The parties shall comply with
             -------------------------------
the following prior to Closing:

     (a) The representations and warranties set forth in the Agreement are accurate and correct in all material respects as of the date of Closing to the best of the parties' knowledge, information and belief;

     (b) The Buyer and Sellers shall have performed and complied with all of their covenants contained in the Agreement;

     (c) There shall be no injunctions, judgments, orders, decrees or ruling in effect preventing consummation of any of the transactions contemplated by the Agreement;

     (d) Sellers and Buyer shall have received from each other's legal counsel opinions in the form and substance as set forth in Exhibit K attached hereto, addressed to Sellers and Buyer and dated as of the Closing Date;

     (e) Buyer shall have obtained the financing necessary to consummate the transactions contemplated and described in this Agreement.

     (S) 14. PAYMENT OF FEES AND EXPENSES: The parties hereto shall be
             -----------------------------
responsible for, and will pay, all of their own fees and expenses, including those for their own legal counsel and accountants, incurred in the negotiation, preparation and consummation of this Agreement.

     (S) 15. SURVIVORSHIP: All representations and warranties made by the
             ------------
parties to this Agreement and in certificates and other documents to be delivered at closing, and the liability of the parties for the breach, accuracy or other failure of such representations and warranties, shall not be extinguished at closing. The parties, in executing, and in carrying out the provisions of, this Agreement, are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the closing of this transaction and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein.

     (S) 16. BINDING EFFECT: This agreement shall be binding upon and inure to
             ---------------
the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

     (S) 17. ASSIGNMENT: Buyer shall not assign this agreement, or any rights
             -----------
contained herein, without the prior written approval of Sellers.

     (S) 18. MISCELLANEOUS:
             --------------

     (a) All notices, approvals or other communications to be sent or given by or to the parties shall be deemed validly and properly given or made if in writing and delivered by hand or by registered or certified mail, return receipt requested, and addressed to:

SELLERS:     William J. Blackwell     Stephen W. Rimmer, Esq.
             Brenda M. Blackwell      Rimmer, Rawlings, MacInnis & Hedglin, P.A.
             120 Lake Drive           1290 Deposit Guaranty Plaza
             Richland, MS 39218       Jackson, MS 39201
----------------------------------------------------------------------------

BUYER:       Master Graphics, Inc.              Michael P. Morgan, Esq.
             2500 Lamar                         Black Bobango & Morgan
             Memphis, TN 38114                  530 Oak Court Drive, Suite 345
                                                Memphis, TN 38117

     (b) The parties agree, upon the request of any other party, to execute any agreements or instruments consistent with this agreement which are necessary to effectuate and consummate the transactions contemplated in this agreement.

     (c) This agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

     (d) No waiver of any provision of this agreement shall be valid unless in writing and signed by the person or party against whom charged.

     (e) The validity or enforceability of any particular provision of this agreement shall not affect the other provisions of this agreement, and this agreement shall be construed as if such invalid or unenforceable provision was omitted. All parties hereto having participated actively in the negotiation and drafting of this agreement, and each party having been represented by counsel, it is agreed that the terms of this agreement shall not be construed against, nor more favorably to, any party, regardless of their responsibility for its preparation.

     (S) 19. GOVERNING LAW: This agreement shall be governed by and construed in
             -------------
accordance with the laws of the State of Mississippi.

BUYER:

MASTER GRAPHICS, INC.


BY: /s/ John P. Miller, President    Date:  6/17/97
---------------------------------

GUARANTOR:

/s/ John P. Miller                   Date:  6/17/97
-----------------------------------
John P. Miller

SELLERS:

/s/ John P. Miller                   Date: 6/17/97
-----------------------------------
William J. Blackwell                 Date: 6/17/97

/s/ Brenda M. Blackwell
-----------------------------------
Brenda M. Blackwell

BLACKWELL LITHOGRAPHERS, INC.


BY:/s/ William J. Blackwell
   ------------------------
William J. Blackwell, President